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                    [Caraustar Industries, Inc. Letterhead]


FOR IMMEDIATE RELEASE
MARCH 20, 2000




                                             CONTACT:   H. Lee Thrash, III
                                                        Chief Financial Officer
                                                        (770) 948-3101


               CARAUSTAR EXPECTS LOWER FIRST QUARTER EARNINGS AND
                  SIGNIFICANT IMPROVEMENTS IN QUARTERLY RESULTS
                FOR THE SECOND, THIRD AND FOURTH QUARTERS OF 2000


ATLANTA, GEORGIA - Caraustar Industries, Inc. (NASDAQ-NMS Symbol: CSAR) today announced that it expects first quarter 2000 results to be approximately $0.10 to $0.12 per share below the $0.36 per share reported in the fourth quarter of 1999, excluding restructuring charges. The company has continued to experience lower unit sales volume that began in December of 1999. Seasonal and weather related slowdowns in gypsum facing paper shipments will result in about a 9,000-ton reduction in unit volume for the first quarter compared to the fourth quarter of 1999. Increases in recovered fiber costs in February and March have temporarily squeezed operating margins by approximately $10 per ton compared to the fourth quarter of 1999. The loss at the company's Sprague, Connecticut paperboard mill is also expected to widen by approximately $1.0 million in the first quarter compared to the fourth quarter of 1999 as a result of a week long shut down for boiler repairs and continued margin pressures.

Thomas V. Brown, president and chief executive officer of Caraustar, commenting on the above factors, said, "We are confident that our quarterly earnings will be significantly higher in each of the last three quarters of 2000 as a result of a number of initiatives that we have underway. These include improvement in operating income from closing the Baltimore mill in February, price increases already announced and implemented, reduction of operating losses at the Sprague mill, increased production to normal level at the Cumberland wallboard joint venture and the late July start-up of our joint venture gypsum facing paper mill in Newport, Indiana."

Caraustar will be hosting a Webcast on this announcement beginning at 9:30 a.m.
(EST) Monday, March 20, 2000. In order to listen to the Webcast of its conference call, participants can log on at http://www.streetevents.com or log on at http://www.caraustar.com and look for the Webcast button/icon on the company's homepage.

This press release contains certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company's expectations, anticipations or beliefs, including statements regarding expected operating results, the expected impact of price increases, anticipated improvement in market conditions and expectations of, and projected amounts of, improved performance in future quarters. The words "expect," "will," "would" and similar expressions may identify such forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Among the key factors that could cause such results to vary include the transfer of the Chesapeake mill's customer relationships to other Caraustar mills, fluctuations in raw material prices and the economy in general, variances in the amount and timing of expected price increases, delays in the completion of capital projects and start-up of new operations described in this press release, the degree and nature of competition, demand for Caraustar's products, the company's ability to complete acquisitions and successfully integrate the operations of acquired businesses, changes in governmental regulations and numerous other factors discussed in Caraustar's filings with the Securities and Exchange Commission.

Caraustar, a recycled packaging company, is one of the largest and lowest-cost manufacturers and converters of recycled paperboard and recycled packaging products in the United States. The company has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar is the only major packaging company that serves the four principal recycled paperboard product markets: tubes, cores and cans; folding carton and custom packaging; gypsum wallboard facing paper; and miscellaneous "other specialty" and converted products.

For additional information on the company please visit the Caraustar Web site at http://www.caraustar.com

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